Exhibit 99.1

Press Release

Source: InZon Corporation

InZon Announces the acquisition of American Visiontech Co. Ltd.

DELRAY BEACH, Florida, May 17, 2012 (GLOBE NEWSWIRE), InZon Corporation (OTCBB:IZON) (InZon) today announced that it has signed a definitive agreement to acquire all outstanding shares of AVC Acquisition Corporation, the holding company of American Visiontech Co. Limited in the consideration of approximately 96% of the outstanding shares of InZon as of the closing date set forth in the agreement.

American Visiontech Co. Ltd. (AVC) is a fully owned subsidiary of AVC Acquisition Corp. engaged primarily in equity investment of biotech, green energy and communication technology area.

AVC is in the process of finishing the financial audit based on US GAAP standard. The acquisition will be closed and completed upon a satisfactory audit result and customary due diligence requirements.

About InZon Corp.

InZon currently has no operations.

The company is currently located at 238 NE First Ave, in Delray Beach, FL.

About American Visiontech Company Limited

About American Visiontech Company Limited

America Vision-tech Co., Ltd (AVC) is a private company registered in British Virgin Island (BVI) that focuses in equity investment in public and private companies. The headquarters is in Los Angles, United States and corporate web site is http://www.americanvc.com

AVC has several branch offices in the Asia Pacific region, mainly investing in high technology companies and high growth enterprises in various industries. It looks for Mergers and Acquisitions (M&A) opportunities and also invests in Initial Public Offerings (IPO) opportunities.

AVC focuses on assisting Chinese companies to go public in the United States and Canada. AVC has a team of professionals bringing in valuable capital market experience for those Small and Medium Enterprises (SME).

Cautionary Note About Our Forward-Looking Statements

All of our statements that contain other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of applicable federal securities law. Forward-looking statements may generally be identified by words such as "believe," "project," "expect," "may," "estimate," "intend," "plan," "will," "could," and similar expressions. The Private Securities Litigation Reform Act of 1995 contains safe-harbor provisions for forward-looking statements, and we intend that our forward-looking statements be covered by those provisions.

Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, both known and unknown, that may cause actual future results to differ materially from those indicated in the forward-looking statements. Our ability to predict future results of current plans or strategies is inherently uncertain. Factors that could have a material adverse affect on our future operations and prospects include, but are not limited to: competition, interest rates, changes in economic conditions, litigation, political and regulatory changes, the cyclical nature of the mining industry, technical issues inherent in the mining process, our ability to attract and retain qualified personnel, the availability of capital and a change in demand for minerals produced. These risks and uncertainties should be considered when evaluating forward-looking statements, and undue reliance should not be placed on such statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information concerning our business, including additional factors that could materially affect our financial results, may be found in our periodic filings with the SEC (http://www.sec.gov).

Investor Relations Contact:
Perfians Networks Corp.
416-847-7871 (phone)
ir@perfians.com